 North America Structured Investments  7yrNC1yr Issuer Callable Contingent Interest Accrual Notes Linked to SPX/RTY  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer:  JPMorgan Chase Financial Company LLC.  Guarantor:  JPMorgan Chase & Co.  Minimum Denomination:  $1,000  Underlyings:  The S&P 500 Index and the Russell 2000 Index  Pricing Date:  June 27, 2017  Final Review Date:  June 27, 2024  Maturity Date:  July 5, 2024  Contingent Interest  Payments:  $1,000 x n/252 x Contingent Interest Rate  Contingent Interest Rate:  At least 6.50% per annum*  Buffer Amount:  20.00%  Interest Barrier / Trigger Level:  80.00% of the Initial Value  Accrual Determination Period:  The period from, but excluding, the Pricing Date to, and including, the first  Periodic Final Accrual Determination Date and each successive period  from, but excluding, a Periodic Final Accrual Determination Date to, and  including, the next succeeding Periodic Final Accrual Determination Date  CUSUIP:  46647MLP6  Preliminary Pricing Supplement:  http://sp.jpmorgan.com/document/cusip/46647MLP6/doctype/Product_Termsheet/document.pdf  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see thehyperlink above.  Optional Redemption  We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other  than the first through eleventh Interest Payment Dates, and the final Interest Payment Date) for each $1,000 principalamount note, equal to $1,000 plus any contingent Interest Payment applicable to that Interest Payment Date.  Payment at Maturity  If the notes have not been redeemed early and the Final Value of each Index is greater than or equal to the TriggerValue, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a)$1,000 plus (b)any Contingent Interest Payment applicable to the Maturity Date.  If the notes have not been redeemed early and the Final Value of either Index is less than the Trigger Value, yourpayment at maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment applicable to theMaturity Date, will be calculated as follows:  $1,000 + [$1,000 × (Lesser Performing Index Return + Buffer Amount)]  If the notes have not been redeemed early and the Final Value of either Index is less than the Initial Value by more thanthe Buffer Amount, you will lose some or most of your principal amount at maturity.  Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricingsupplement  Contingent Interest Payments  Notwithstanding anything to the contrary in the accompanying product supplement, if thenotes have not been previously redeemed early, you will receive on the applicable InterestPayment Date for each $1,000 principal amount note a Contingent Interest Payment  equal to:  $1,000 × n/252 × Contingent Interest Rate  where “n” = the aggregate number of Accrual Determination Dates in the applicableAccrual Determination Period on which the closing level of the Index is greater than orequal to the Interest Barrier.  If, on each Accrual Determination Date of an Accrual Determination Period, the closing  level of either Index is less than the Interest Barrier, no Contingent Interest Payment will  be made with respect to that Accrual Determination Period.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  7yrNC1yr Issuer Callable Contingent Interest Accrual Notes Linked to SPX/RTY  Selected Risks  • Your investment in the notes may result in a loss. The Notes do not guarantee any return of principal.  • The notes do not guarantee the payment of interest and may not pay interest at all.  • Although the Contingent Interest Rate is a fixed rate, for every Accrual Determination Date during any  Accrual Determination Period on which the closing level of either Index is less than the Interest Barrier,the amount of the Contingent Interest Payment for that Accrual Determination Period will be reduced.This may result in an effective interest rate of zero.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Financial Company LLC and  JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes inthe market’s view of the creditworthiness of JPMorgan Financial or JPMorgan Chase & Co.  • The appreciation potential of the notes is limited to the sum of any contingent interest payments that  may be paid over the term of the notes, regardless of any appreciation of either Index, which may besignificant. You will not participate in any appreciation of either Index.  • The optional call feature may force a potential early exit. There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk.  • The risk of the closing level of the Index falling below the Interest Barrier or Trigger Value is greater if the level of the Index is volatile.  • No dividend payments, voting rights, or ownership rights with the equity securities included in the Underlying.  • You are exposed to the risks associated with small capitalization companies.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and has  limited assets.  Additional Information  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the  then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The  price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all,  may result in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the  assumptions used to determine the pricing of the notes and the estimated value of the notes when theterms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or itsaffiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notesdecline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the  U.S. federal income tax consequences of an investment in the notes.  • The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” to the applicable preliminary pricing supplement for  additional information.  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest,you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more completeinformation about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively,JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any productsupplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be  used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not berelied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com